UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 15, 2016

Wabash National Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana		47905
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(765) 771-5310

__________________

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 15, 2016 the Board of Directors of Wabash National Corporation (the “Company”) appointed Brent L. Yeagy, the Company’s Senior Vice President – Group President of Commercial Trailer Products Group, to the position of President and Chief Operating Officer of the Company effective October 1, 2016. In this new role, Mr. Yeagy will cease to serve as Senior Vice President – Group President of Commercial Trailer Products Group and will assume primary responsibility for overseeing the operations of the following areas and functions of Company: diversified products; commercial trailer products (including sales); supply chain/strategic sourcing; and environmental, health and safety. Also effective October 1, 2016, the Board of Directors has appointed Mr. Yeagy to the Company’s Board of Directors. In connection with his appointment to the Board, Mr. Yeagy will receive a grant of 18,000 restricted stock units on October 1, 2016, which will vest on October 1, 2019. As an employee of the Company, Mr. Yeagy will not otherwise be compensated for his service as a director.

Mr. Yeagy has more than 25 years of experience in executive leadership, beginning with his career in the United States Navy, and a strong background in managing nearly every facet of operations in a manufacturing company. Mr. Yeagy joined the Company in 2003, holding various operations related positions before being appointed Vice President of Van Manufacturing in 2007. He served in that role until he was appointed Vice President and General Manager for the Commercial Trailer Products Group in January 2010. He was appointed Senior Vice President – Group President of the Commercial Trailer Products Group in June 2013. Prior to joining the Company, Mr. Yeagy held various roles within Human Resources, Environmental Engineering and Safety Management for Delco Remy International from June 1999 through February 2003. He served in various Plant Engineering roles at Rexnord Corporation from December 1995 through June 1999. Mr. Yeagy served in the United States Navy from 1991 until 1994, when he was honorably discharged as a non-commissioned officer and officer candidate. He received his Master of Business Administration from Anderson University and his Master and Bachelor Degrees in Science from Purdue University. He is also a graduate of the University of Michigan, Ross School of Business Program in Executive Management and the Stanford Executive Program. Mr. Yeagy is 45.

Pursuant to the Company’s Related Persons Transactions Policy, Mr. Yeagy previously disclosed to the Audit Committee that the Company has utilized MidState Engineering LLC (“MidState”), a company owned by Mr. Yeagy’s brother, to provide the following services from time to time: automation and controls programming; facility engineering; machine fabrication and design; and equipment fabrication/maintenance services. The process to retain MidState is the same as the process for retaining other vendors of facilities, equipment and maintenance-related services, and is ultimately managed through the Company’s Global Supply Chain function. Multiple parties and functions throughout the Company are involved in the decision to retain the services of MidState, including maintenance services, facilities services, van operations, platform operations, advanced manufacturing and Wabash Composites – none of which were under the direct supervision or control of Mr. Yeagy in his role as Senior Vice President – Group President of Commercial Trailer Products Group, but will report directly to him in his new role. As a result of this direct reporting relationship, decisions regarding the future retention of MidState’s services, as well as the approval of future payments to be made to MidState, will be overseen by Mr. Jeff Taylor, the Company’s Senior Vice President – Chief Financial Officer and will be subject to approval of the Audit Committee in accordance with the Related Persons Transaction Policy. During 2015, the Company paid MidState approximately $1,583,000 and for 2016, through September 19, the Company paid MidState approximately $355,000. The fees the Company paid to MidState were consistent with fees paid to, and were contracted under terms similar to, other facilities, equipment and maintenance-related services retained in 2015 and 2016 by the Company. Pursuant to the Related Persons Transaction Policy and the Audit Committee Charter, these transactions were approved by the Audit Committee, and subsequently approved by the Board of Directors, after determining that they were not inconsistent with the Company’s Code of Business Conduct and Ethics.

Effective simultaneously with Mr. Yeagy’s assumption of his new position, Richard J. Giromini, the Company’s Chief Executive Officer and a member of its Board of Directors, will step down from his position as President of the Company. He will continue to serve as Chief Executive Officer and as a Board member. The Board of Directors has appointed Dustin Smith, the Company’s Vice President – Manufacturing, Commercial Trailer Products, as Senior Vice President and General Manager – Commercial Trailer Products, effective upon Mr. Yeagy’s assumption of his new position. In this role, Mr. Smith will assume primary responsibility for day-to-day operations of the Company’s commercial trailer products segment, with the exception of sales operations, which will continue to report directly to Mr. Yeagy in the near term.

A copy of the Registrant’s press release announcing Mr. Yeagy’s appointment is attached as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.	Description

99.1	Wabash National Corporation Press Release dated September 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: September 20, 2016	By:	/s/ Jeffery L. Taylor
Jeffery L. Taylor Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Wabash National Corporation Press Release dated September 19, 2016